UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 26, 2016
Telenav, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34720 (Commission File Number)	77-0521800 (I.R.S. Employer Identification No.)

950 De Guigne Drive
Sunnyvale, California 94085
(Address of principal executive offices) (Zip code)
(408) 245-3800
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

Amendment to 2009 Equity Incentive Plan and Modification to Non-Employee Director Compensation Arrangement

On January 26, 2016, the board of directors of Telenav, Inc. (the “Company”), acting upon the recommendation of its compensation committee, approved the amendment to the Company’s 2009 Equity Incentive Plan (the “Plan”) to modify the compensation arrangement for the Company’s non-employee directors.

The Plan, as amended, provides that each individual who first joins the board of directors as a non-employee director will receive, at the time of such initial election or appointment, 30,000 restricted stock units (RSUs), vesting in three equal annual installments on each anniversary following the date of grant, contingent on the director’s continued service as one of the Company’s directors; provided that upon the closing of a change of control of the Company, the unvested portion of the director’s RSUs shall fully vest.

In addition, beginning on the date of the 2016 annual meeting of stockholders and on each date of the annual meeting of stockholders thereafter, each individual who continues to serve as a non-employee director will be granted an option to purchase 8,300 shares of the Company’s common stock, vesting in twelve equal monthly installments following the date of grant, contingent on the director’s continued service as one of the Company’s directors; provided that upon the closing of a change of control of the Company, the unvested portion of the director’s options shall fully vest.

The annual cash compensation for non-employee directors is not changed.

The Plan, as amended, is filed as Exhibit 10.4.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.02.

Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits

Exhibit Number	Description

10.4.2	2009 Equity Incentive Plan, amended and restated as of January 26, 2016

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELENAV, INC.

Date: January 29, 2016	By: /s/ Loren Hillberg
Name: Loren Hillberg
Title: General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description
10.4.2	2009 Equity Incentive Plan, amended and restated as of January 26, 2016